Exhibit 10(y)

                            EMPLOYMENT AGREEMENT


          THIS IS AN EMPLOYMENT AGREEMENT between WOLVERINE WORLD WIDE CORPORATION (the "Company") and MR. CHARLES F. MORGO (the "Employee"), effective April 21, 1994.

                             FACTUAL BACKGROUND

          Employee is a long-term and highly valued executive employee of the Company. Employee plans to retire, and Company and Employee have reached the following transition arrangement. Therefore, in consideration of their respective commitment as set forth below, the parties have agreed as follows:

          1. Term of Employment, Duties and Retirement Date. Employee will remain in the employ of the Company in his present capacity, performing his present duties and such other executive duties as Company may reasonably assign him, through December 31, 1996 (unless the employment is terminated earlier under paragraph 6 of this Agreement). Employee will retire effective January 1, 1997.

          2. Salary. Employee will be paid an annual salary in weekly installments during the term of employment, as follows:

          (a) Employee's present salary will continue for the balance of 1994.

          (b) Employee's annual salary for 1995 will be $100,000; if Employee is requested to work more than 100 days during 1995, he will be paid an additional $1,000 for each additional day worked.

          (c) Employee's salary for 1996 will be $50,000; if Employee is requested to work more than 50 days during 1996, he will be paid an additional $1,200 for each additional day worked.

Employee will periodically advise Company as to how many days he has worked and will notify the Company in writing when he has worked 100 days in 1995, and when he has worked 50 days in 1996.

          3. Bonus. Employee will continue to be eligible for participation in the following bonus programs during the term of employment:

          (a) Employee will remain eligible to participate in the Company's Executive Bonus Plan during the term of employment, at his current 25% of compensation target percentage. Compensation used in computing the bonus for each year will be all compensation paid to Employee for that year under paragraph 2 above. Provided, however, that if compensation paid to Employee under paragraph 2 for 1996 is less than $100,000, then compensation used in computing the 1996 bonus will be $100,000.

          (b) Employee will also be eligible to participate in all existing Three-Year Bonus Plans through the 1994 - 1996 plan, at the target percentages already established for Employee under those plans. Compensation used for the years 1995 and 1996 will be as set forth in (a) above.

          4. Restricted Stock. Company will grant Employee 4,500 shares of restricted stock on the effective date of this Agreement, pursuant to a Restricted Stock Agreement of even date herewith. The Restricted Stock Agreement provides that 1,500 shares will vest January 1, 1995, 1,500 shares will vest January 1, 1996, and 1,500 shares will vest January 1, 1997. Employee understands and agrees that the Company will withhold payroll taxes and contributions as required by law, upon vesting of restricted shares. If Employee fails to provide services properly requested under this Agreement, otherwise materially breaches this Agreement, or is terminated for Cause under paragraph 6(d) of this Agreement, all of the restricted stock granted pursuant to this paragraph, and not yet vested as of the date of such refusal, breach or termination, shall be forfeited.

          5. Deferred Compensation. On the effective date of this Agreement, Employee and the Company will enter into a Deferred Compensation Agreement of even date herewith, increasing Employee's annual deferred compensation benefit to $50,000 per year for 15 years beginning at age 60. Upon execution of the attached Deferred Compensation Agreement, the former Deferred Compensation Agreement dated October 11, 1989, will be cancelled and terminated.

          6. Termination of Employment. Employee's employment may be terminated as follows:

          (a) Employee's employment will terminate automatically by retirement on January 1, 1997.

          (b) Employee's employment will terminate automatically in the event of Employee's death.

          (c) The Company may elect to terminate Employee's employment if he is unable to perform his duties for a period of six (6) months due to disability.

          (d) The Company may terminate Employee's employment for cause if he engages in willful disobedience of reasonable job related directives from the Company, breaches Section 7 of this Agreement, or engages in misconduct injurious to the Company.

          7. Non-Competition. Provided that the Company complies with this Agreement, Employee agrees that for a period of 1 year after termination of his Employment with the Company, he will not compete with the Company directly or indirectly or perform any services (as an employee or independent contractor, or in any other capacity) for any competitor of the Company, defined as any person or company which makes or sells (or

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plans to make or sell) footwear, or which makes or sells any other product similar to any product manufactured or sold by the Company or being developed by the Company. If this provision is ever found by a court of competent jurisdiction to be unenforceable as written for any reason, it is the intent of the parties that this provision should be deemed limited or modified in such jurisdiction to the extent necessary to allow its enforcement, subject only to any allowable appeal of such court decision. This provision is in addition to, and does not affect, the non-competition provision in the attached Deferred Compensation Agreement.

          8. Amendment and Waiver. This Agreement may only be amended by a written agreement signed by both parties. No waiver by either party of any breach of this Agreement by the other party shall be deemed a waiver of any prior or subsequent breach.

          9. Governing Law. This Agreement is entered into in the State of Michigan and will be governed by the laws of the State of Michigan.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

Witness:                           WOLVERINE WORLD WIDE, INC.



_________________________          By:  s/ Geoffrey B. Bloom

                                        Its: Chief Executive Officer
                                                                  "Company"



_________________________          s/ Charles F. Morgo
                                   Charles F. Morgo
                                                                 "Employee"

















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